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                                                                      EXHIBIT 10

                              SEPARATION AGREEMENT

         This Separation Agreement (the "Agreement") is made and entered into as of May 13, 2004 by and between Larry J. Winget ("Employee") and Venture Holdings Company, L.L.C., a Michigan limited liability company (the "Company").

         WHEREAS, Employee is a current manager and employee of the Company; and

         WHEREAS, Employee and the Company have mutually agreed to terminate Employee's employment with the Company;

         NOW, THEREFORE, in consideration of the promises and agreements set forth below, Employee and the Company agree as follows:

         1. TERMINATION OF EMPLOYMENT. Employee's employment with the Company shall terminate on the close of business on the date hereof (the "Termination Date"). By the execution of this Agreement, the Employee also resigns from any position as an officer or member of the board of managers, of the Company, and from any position as an officer, director and/or employee of each direct and indirect subsidiary of the Company (each such subsidiary being referred to herein as a "Subsidiary" and collectively as the "Subsidiaries"), in each case to the extent currently held by Employee.

         2. PAYMENTS AND BENEFITS. In consideration of the agreements and covenants set forth in this Agreement, the Company agrees to:

         (a)      pay Employee all salary accrued to the Termination Date;

         (b) pay Employee for all unused vacation accrued in 2004 to the Termination Date, if any, in accordance with Company guidelines;

         (c) reimburse Employee, in accordance with Company guidelines, for all unreimbursed expenses incurred as of the Termination Date of the type for which the Company has historically reimbursed the Employee, in an aggregate amount not exceeding $5,000;

         (d) for a period (the "Severance Period") equal to the lesser of two years and the date, if any, on which (w) the Company's plan of reorganization under Chapter 11 of the Bankruptcy Code which was filed on September 24, 2003 is confirmed and the transactions contemplated under that certain Contribution Agreement, dated as of September 22, 2003, among the Company, the Employee and the other parties thereto are consummated,
                  (x) the assets of the Company and its Subsidiaries are sold, either through a plan of reorganization under Chapter 11 of the Bankruptcy Code or pursuant to Section 363 of the Bankruptcy Code, or (y) another plan of reorganization is confirmed in the Company's Chapter 11 proceedings, as the case may be, the Company shall pay to the Employee severance pay at the annual rate of $600,000, payable in accordance with the Company's normal payroll practices;

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         (e)      during the Severance Period, permit the Employee to continue the exclusive, uninterrupted use the of the office which he currently occupies, and continue to provide the Employee with the office support which he presently receives (including the services of the two secretaries who are currently assigned to him, or replacements therefor who are satisfactory to Employee, and the use of office equipment and systems such as telephone, computer (subject to subparagraph (i)), fax and copier equipment) to the same extent as Employee has heretofore had such support, all without cost to the Employee. In connection therewith, the Employee shall have the right to store his personal records at such office; and the Company agrees that it shall have no right of access to such records, except in connection with litigation matters between the Company and the Employee, and then only pursuant to service of proper legal process and in compliance with all applicable rules and court orders relating to discovery;

         (f) promptly return to the Employee all personal records of the Employee, and all records pertaining to companies owned or controlled by the Employee, other than the Company and the Subsidiaries, which are in the possession of the Company or any of the Subsidiaries, without retaining any copies thereof (other than copies obtained in connection with litigation matters between the Company and the Employee, and then only pursuant to service of proper legal process and in compliance with all applicable rules and court orders relating to discovery);

         (g) during the Severance Period, provide to Employee all fringe benefits which the Company provides to its executives generally under the Company's employee benefit plans, including, without limitation, group life and disability insurance coverage and automobile allowances, but excluding medical insurance coverage;

         (h) for so long as Employee shall be eligible to participate in the Company's medical insurance plans under COBRA, pay a portion of the Employee's monthly COBRA health insurance premiums in an amount which is equal to the employer portion of the health insurance premiums which the Company has heretofore paid on a monthly basis for the Employee's benefit; and the Employee shall be responsible for the payment of the balance of such health insurance premiums, including premiums for the Employee's dependents;

         (i) maintain, at the Company's expense, external e-mail access for the Employee's benefit, which, at the Company's election, may be on a server other than the Company's server.

         3. ACCESS TO COMPANY BOOKS AND RECORDS. The Company shall provide to the Employee, his attorneys and accountants, reasonable access to the books and records of the Company and its Subsidiaries with respect to matters affecting the federal, state and/or local income tax liabilities of the Employee which arise by virtue of the historical operations of the Company and the Subsidiaries. Such access shall include the right to inspect and copy such books and records, and the right to discuss matters relating thereto with employees of the Company and the Subsidiaries having knowledge of such matters. Such access shall be provided during the Company's normal business hours, upon reasonable prior notice to the Company. In

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addition, in connection with any proposed transaction pursuant to which assets of both the Company and the Subsidiaries, and certain assets (other than the Company and the Subsidiaries) would be sold in a single transaction, the Company shall make available to the Employee's representatives such books and records as may be reasonably required in order that such a transaction may be effected.

         4. RETURN OF CERTAIN COMPANY PROPERTY. Employee agrees to return to the Company all credit cards and keys provided by the Company to Employee (other than keys, access cards and the like which are required in order for the Employee to make use of the office referred to in Section 2(d) and keys and access cards with respect to premises occupied by Deluxe Pattern Company). To the extent that the Company or any of the Subsidiaries lease real property which is owned by the Employee (or a legal entity controlled by the Employee), the Employee shall have rights of access thereto which are consistent with those normally accorded a landlord. In addition, the Company has requested that Employee return to the Company certain vehicles in the Employee's possession which (x) are titled in the name of the Company or one of the Subsidiaries, and
(y) were purchased with funds of the Company or one of the Subsidiaries (the "Vehicles"). The Employee shall have the right to purchase any or all of such Vehicles for their current wholesale values. Since the Employee also contends that he or other non-Company entities had paid for or been charged for some or all of the Vehicles, the Company agrees to negotiate in good faith (as does Employee) regarding the Vehicles for 45 days, after which the Employee and the Company will be free to employ any legal remedies regarding the Vehicles excluding non-judicial repossession.

         5. NON-ADMISSION. This Agreement does not constitute an admission by the Company or any of the Subsidiaries that any action that any of them took with respect to Employee was wrongful, unlawful or in violation of any local, state, or federal act, statute, constitution or rule of law, or susceptible of inflicting any damages or injury on Employee, and the Company specifically denies any such wrongdoing or violation. This Agreement does not constitute an admission by the Employees that any action which the Company or any of the Subsidiaries has taken with respect to Employee was rightful, lawful or not in violation of any local, state or federal act, statute, constitution or rule of law, or did not result in the infliction of damages or injury on Employee, and Employee specifically reserves all rights in connection with any claim which Employee may have against the Company, any of the Subsidiaries, and/or any of their respective present or former officers, directors, managers or employees.

         6. AGREEMENT INADMISSIBLE AS EVIDENCE. This Agreement, its execution, and its implementation may not be used as evidence, and shall not be admissible, in any pending or subsequent proceeding of any kind involving the Company or any of the Subsidiaries, on the one hand, and the Employee, on the other hand, except one which either party institutes alleging a breach of this Agreement.

         7. CONFIDENTIALITY. Except as may be specifically required by law, the Company and Employee agree that neither of them shall, without the prior written consent of the other, disclose, publish, indicate, or in any manner communicate, the terms and provisions of this Agreement to any other person or entity except: (a) as may be required by law; (b) by the Employee to
(i) his accountants and/or financial advisors to the extent necessary to prepare his tax returns; (ii) his attorneys; and (iii) his spouse; and (c) by the Company to its attorneys, and to

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its lenders and their counsel as required under existing contractual obligations. Employee the Company each further agrees, on its own behalf, that prior to any such authorized disclosure, the Employee or the Company (as the case may be) will inform each such person to whom disclosure is to be made that the terms of the Agreement are confidential, and will secure the agreement of each such person to maintain the confidentiality of the terms and provisions of the Agreement.

         8. CONTRIBUTION AGREEMENT. All references in Section 7.2(b) of that certain Contribution Agreement, dated as of September 22, 2003 among the Company, the Employee and the other parties thereto (the "Contribution Agreement"), to the payment of salary by the Company to the Employee shall be deemed to constitute references to the payment of severance pay to the Employee pursuant to this Agreement. The execution and delivery of this Agreement, and the termination of employment of the Employee by virtue of this Agreement, shall not constitute a breach or violation of the Contribution Agreement.

         9. PUBLICITY. Neither the Company or any of the Subsidiaries, on the one hand, or the Employee, on the other hand, shall issue any press release or other publicity with respect to the termination of the Employee's employment with the Company or the provisions of this Agreement, without the prior written consent of the other party (which such other party may grant or withhold for any reason or no reason). The parties agree that in the event of any inquiry regarding the termination of Employee's employment with the Company, the Company shall make no comment unless Winget previously consents to and approves in writing the particular comment which the Company desires to make.

         10. SEVERABILITY. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions.

         11. COSTS AND EXPENSES. Each party shall bear and pay his or its own costs and attorneys fees with regard to this Agreement and any matters covered herein.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior agreements, representations and warranties, or other matters with respect to such subject matter are superseded hereby and merged into this Agreement.

         13. AMENDMENT AND WAIVER. Any waiver of any right under this Agreement must be in writing to be effective. This Agreement may be amended only by a writing signed by the parties hereto. Any oral modification concerning this Agreement shall be of no force or effect.

         14. CONSTRUCTION. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either parties.

         15. CHOICE OF LAW. This Agreement shall be governed by and interpreted in accordance with law of the State of Michigan, without regard to the law of conflicts of that State.

         16. COUNTERPARTS. This Agreement may be executed in counterparts and will be as fully binding as if signed in one entire document.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

         VENTURE HOLDINGS COMPANY, L.L.C.

         By: /s/ DAVID E. BARNES               BY: /s/ KENNETH E. ANDERSON
         -----------------------------         -------------------------------
                  General Counsel                  Chief  Financial Officer

             /s/ Larry J. Winget
         -----------------------------
             Larry J. Winget

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